Exhibit 10.28

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (as hereinafter defined, this “Agreement”) is made and entered into as of the      day of             , 20    , by and between                      (as hereinafter defined, the “Executive”) and HUGHES SUPPLY, INC., a Florida corporation (as hereinafter defined, the “Company”).

W I T N E S S E T H:

WHEREAS, the Company considers it essential to the best interests of its stockholders, employees, and creditors to foster the continued employment of key management personnel;

WHEREAS, the Executive is currently in the position of                                  of the Company, and performs for the Company such duties as customarily are assigned to key executives; and

WHEREAS, the Board has determined that appropriate steps should be taken to encourage the retention of key members of the Company’s management, including the Executive.

NOW, THEREFORE, in consideration of the promises and obligations of the Company and the Executive under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement the following capitalized terms shall have the respective meanings as follows:

“Agreement” shall mean this Severance Agreement, together with all written amendments hereto that hereafter may be executed and delivered by the parties.

“Base Amount” shall mean the Executive’s annualized includible compensation for income tax purposes for the Base Period, all determined pursuant to the rules prescribed in Section 280G of the Code.

“Base Period” shall mean the period consisting of the most recent five (5) taxable years ending before the date on which the Change of Control actually occurs (or such portion of such five-year period during which the Executive shall have been employed by the Company), all determined pursuant to the rules prescribed in Section 280G of the Code.

“Board” shall mean the Board of Directors of the Company.

“Cause” for termination by the Company of the Executive’s employment shall mean:

(a) the death or the Disability of the Executive;

(b) that the Executive has engaged in acts or omissions with respect to the Company that constitute intentional misconduct or a knowing violation of law that materially and adversely affects the Company or the business of the Company;

(c) that the Executive has personally received a benefit in money, property or services from the Company or from another person dealing with the Company in violation of applicable law;

(d) that the Executive has either intentionally or through gross negligence breached his covenants to the Company relating to Confidential and Proprietary Information as set forth in Section 4 of this Agreement;

(e) that subsequent to the date hereof the Executive has been convicted of a felony or some other crime involving moral turpitude; or

(f) that the Executive has been grossly negligent in the performance of his duties to the Company;

provided, however, that “Cause” shall not exist unless and until (1) the Company provides the Executive with at least ten (10) days prior written notice of its intention to terminate his employment for Cause, and a written statement describing the nature of the Cause, including the clause or clauses of this definition that the Company deems applicable, and (2) if the item constituting the Company’s “Cause” for termination of the Executive is clause (f) above, thirty (30) days to cure any acts or omissions on which the finding of Cause is based. If the Executive cures, in accordance with the terms of the written notice, the acts or omissions on which the finding of Cause is based, the Company shall not have Cause to terminate the Executive’s employment hereunder.

“Change of Control” shall mean an event or series of events by which:

(a) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including through ownership of the voting capital stock of an entity owning, directly or indirectly, a majority of the voting capital stock of the Company), of securities representing 49% or more of the combined voting power of the Company’s voting capital stock;

(b) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than fifty percent (50%) of the fair market value or total voting power of the stock of the Company; provided, however, that an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (b);

(c) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by the Board of Directors, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

(d) substantially all of the Company’s assets shall be sold in any transaction or series of transactions outside of the ordinary course of business unless after such transaction or transactions all or substantially all of the Company’s assets are owned by one or more entities directly or indirectly controlled by, or under common control with, the Company; or

(e) the consolidation or merger of the Company with any other entity (other than a wholly-owned subsidiary of the Company) shall occur, unless after such transaction (1) the Company’s books, records, and accounting records are maintained as if the Company had remained a separate entity, and (2) there is no commingling of any other entity’s assets or employees with those of the Company.

“Change of Control Date” shall mean the earlier of (a) the date when a Change of Control occurs, and (b) the date when the possibility of a particular Change of Control is announced to the public if such Change of Control in fact occurs within one hundred eighty (180) days thereafter.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean Hughes Supply, Inc., a Florida corporation, together with any person succeeding to the Company or the assets of the Company, whether by virtue of a Change of Control or otherwise.

“Compensation” shall mean all wages, salary, commissions and bonuses paid to the Executive by the Company including (a) all bonuses (including all accrued but unpaid bonuses), (b) all taxable fringe benefits, taxable reimbursements and taxable expense allowances, including automobile allowances, (c) compensation deferred by the Employee into the Company’s tax qualified retirement plan (i.e., 401(k) plan) and/or cafeteria plan, and (d) compensation deferred by the Employee out of his regular salary or bonus to a non-qualified plan of deferred compensation.

“Confidential or Proprietary Information” shall have the meaning set forth in Section 4 of this Agreement.

“Date of Termination” shall mean, with respect to any purported termination of the Executive’s employment during the Term:

(a) If the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period);

(b) If the Executive’s employment is terminated by the Company for any other reason, the date specified in the Notice of Termination which shall not be less than thirty (30) days, except in the case of a termination for Cause which may be immediate; and

(c) If the Executive’s employment is terminated by the Executive, not less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given.

“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of four (4) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence of one or more of the following events subsequent to the occurrence of a Change of Control:

(a) any reduction by the Company of the Executive’s Compensation;

(b) loss of the Executive’s title or position with the Company by action of the Company or the Board;

(c) significant diminution of the Executive’s duties and responsibilities with the Company by action of the Company or the Board; or

(d) any requirement that the Executive relocate (other than on a sporadic or intermittent basis) to adequately perform his duties and responsibilities for the Company to a location other than the geographic location where the Executive has historically performed such duties and responsibilities, or any requirement that the Executive perform more of his duties (other than on a sporadic or intermittent basis) from a geographic location that is different from the location where he performed most of his duties prior to the Change of Control (whether caused by a change in the Company’s principal place of business or otherwise).

“Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Severance Payment” shall have the meaning set forth in Section 5 of this Agreement.

“Term” shall have the meaning set forth in Section 2 hereof.

“Without Cause” shall mean a termination by the Company of the Executive’s employment for no reason or for any reason other than for Cause.

2. Term of Agreement. The term of this Agreement (“Term”) shall commence on the date and year first written above and shall continue in effect for two years; provided, however, that if any Change of Control Date shall occur during such two-year period, then the Term shall be deemed extended until the later of (a) sixty (60) days following the date that is twenty-four (24) months after the Change of Control Date, or (b) the date when all sums, if any, payable by the Company under this Agreement shall have been paid.

3. Company’s Covenants. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees to pay the Executive, but only under the conditions described herein, the Severance Payment and/or any other payments required of the Company hereunder. This Agreement shall not be construed as creating an express or implied contract of employment, and except as expressly set forth in some other written agreement between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company. Nothing herein shall be deemed to require the Severance Payment of the Company if the Company terminates the Executive, either with Cause or Without Cause, at any time prior to the Change of Control Date.

4. Executive’s Covenants.

(a) Subject to the terms and conditions of this Agreement, the Executive shall remain in the employ of the Company until the earliest of (1) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or retirement, or (2) the termination by the Company of the Executive’s employment for any reason.

(b) The Executive hereby covenants and agrees that he will not, either during the Term or at any time thereafter, disclose to any person not employed by the Company any Confidential or Proprietary Information of the Company. As used herein, “Confidential or Proprietary Information” shall include all information of any nature and in any form which is owned by the Company and which is not publicly available or generally known to persons engaged in businesses similar to those of the Company. Confidential or

Proprietary Information shall include, without limitation, the Company’s development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the Company’s business or to the Company’s sales, advertising, promotions, financial matters, customers, customer lists or customers’ purchases of goods or services from the Company; and all other secrets and other information of a confidential or proprietary nature.

5. Severance Payment.

(a) If at any time that is both (x) during the Term of this Agreement, and (y) within twenty-four (24) months following any Change of Control Date, the Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, then the Company shall pay the Executive a lump sum severance payment (the “Severance Payment”), in cash, equal to the lesser of:

(1) the product of three (3) times the average annual Compensation paid to the Executive during the three (3) year period prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason; or

(2) an amount equal to one dollar ($1.00) less than the product of three (3) times the Base Amount.

It is the intention of the foregoing provision and the express agreement of the parties that in every case the amount of the Severance Payment actually payable to the Executive shall be at least one dollar ($1.00) less than the amount that would result in either (A) the Company’s not receiving a deduction for a portion of the Severance Payment pursuant to Section 280G of the Code, or (B) the Executive’s being required to pay an excise tax on a portion of the Severance Payment pursuant to Section 4999 of the Code.

(b) The Severance Payment shall be made to the Executive within fifteen (15) days of the Date of Termination.

(c) The rights provided for in this Agreement are in addition to and not in lieu of any other rights that the Executive may have under any other contract or under the Company’s standard employment policies.

6. Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof. The Executive may terminate the Executive’s employment for Good Reason by giving at least thirty (30) days written Notice of Termination to the Board of his intention to terminate his employment for Good Reason, which termination shall be effective if the Company has not cured the Executive’s Good Reason by the end of such thirty (30) days.

7. Notices. For purposes of this Agreement, all notices and communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as forth below, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	Hughes Supply, Inc.
One Hughes Way
Orlando, Florida 32805
Attention: General Counsel

To the Executive:

8. No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to mitigate his damages and thereby reduce the Severance Payment. The Severance Payment shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

9. Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

10. Settlement of Disputes; Arbitration.

(a) All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.

(b) Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of American Arbitration Association then in effect; provided, however, that each of the parties shall have discovery rights in accordance with the Federal Rules of Civil Procedure. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11. Legal Fees and Expenses. If there should be any action to construe or enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the costs, expenses and reasonable attorneys’ and paralegals’ fees and expenses incurred in connection with such proceeding.

12. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the local laws of the State of Florida, and venue for any legal proceeding or action at law arising out of or construing this Agreement shall lie in the state courts of Orange County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division.

13. Waiver, Modification, or Discharge. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Withholding Tax. Any payments provided for hereunder shall be paid net of any applicable withholding tax required under federal, state, or local law and any additional withholding tax to which the Executive has agreed.

15. Survival of Obligations. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Effective Date. This Agreement shall be effective as of the date and year first written above and provided the Executive has delivered to the Company the Noncompetition Agreement of even date herewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“EXECUTIVE”

(Name)
(Title)

“COMPANY”

HUGHES SUPPLY, INC.

By:
Thomas I. Morgan, CEO and President